Exhibit 99.2

The Dow Agricultural Sciences Business

COMBINED FINANCIAL STATEMENTS

For the periods ended March 31, 2019 and March 31, 2018

TABLE OF CONTENTS

Combined Statements of Income and Comprehensive Income	2
Combined Balance Sheets	3
Combined Statements of Cash Flows	4
Combined Statements of Equity	5
Notes to the Combined Financial Statements	6

The Dow Agricultural Sciences Business

Combined Statements of Income and Comprehensive Income

In millions (Unaudited)	Three Months Ended
	Mar 31, 2019	Mar 31, 2018
Net Sales	$1,449	$1,483

Cost of sales	939	908
Research and development expenses	102	116
Selling, general and administrative expenses	171	201
Amortization of intangibles	5	6
Restructuring and asset related charges - net	49	71
Equity in earnings of nonconsolidated affiliates	—	(1)
Sundry income (expenses) - net	(4)	6
Interest expense	3	1

Income before income taxes	176	185

Provision for income taxes	80	52

Net Income	96	133

Net income attributable to noncontrolling interests	6	11

Net income attributable to the Business	90	122

Other Comprehensive Income, net of tax
Cumulative translation adjustments	(4)	33
Pension and other postretirement benefit plan	3	2

Total other comprehensive income	(1)	35

Comprehensive income	95	168

Comprehensive income attributable to noncontrolling interests, net of tax	6	11

Comprehensive income attributable to the Business	$89	$157

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business

Combined Balance Sheets

In millions (Unaudited)	Mar 31, 2019	Dec 31, 2018
Assets
Current Assets
Cash and cash equivalents	$37	$58
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2019: $61; 2018: $58)	2,082	1,985
Other	607	730
Inventories	1,943	1,811
Other current assets	132	124

Total current assets	4,801	4,708

Investment in nonconsolidated affiliates	12	50

Property
Property	3,671	3,656
Less accumulated depreciation	2,419	2,389

Net property	1,252	1,267

Other Assets
Goodwill	1,344	1,344
Other intangible assets (net of accumulated amortization - 2019: $342; 2018: $365)	177	183
Noncurrent receivables	30	30
Operating lease right-of-use assets	240	—
Deferred income tax assets	133	140
Deferred charges and other assets	49	51

Total other assets	1,973	1,748

Total Assets	$8,038	$7,773

Liabilities and Equity
Current Liabilities
Notes payable	$11	$7
Long-term debt due within one year	3	3
Accounts payable:
Trade	567	589
Other	842	797
Operating lease liabilities - current	49	—
Income taxes payable	127	154
Accrued and other current liabilities	527	665

Total current liabilities	2,126	2,215

Long-Term Debt	4	5

Other Noncurrent Liabilities
Deferred income tax liabilities	173	168
Pension and other postretirement benefits	119	124
Operating lease liabilities - noncurrent	191	—
Other noncurrent obligations	183	202

Total other noncurrent liabilities	666	494

Combined Equity
Net parent investment	6,071	5,893
Accumulated other comprehensive loss	(859)	(858)

Total Business equity	5,212	5,035

Noncontrolling interests	30	24

Total combined equity	5,242	5,059

Total Liabilities and Combined Equity	$8,038	$7,773

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business

Combined Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2019	Mar 31, 2018
Operating Activities
Net Income	$96	$133
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	46	48
Provision for deferred income tax	13	4
Earnings of nonconsolidated affiliates less than dividends received	—	1
Net gain on sales of property, businesses and consolidated companies	(10)	—
Net loss on sales of ownership interests in nonconsolidated affiliates	24	—
Restructuring and asset related charges - net	49	71
Changes in assets and liabilities:
Trade accounts receivable	(97)	(602)
Inventories	(150)	(132)
Trade accounts payable	(22)	(10)
Other assets and liabilities, net	(68)	30

Cash used for operating activities	(119)	(457)

Investing Activities
Capital expenditures	(38)	(30)
Proceeds from sales of property	25	9
Proceeds from sale of ownership interest in nonconsolidated affiliates	21	—
Proceeds from sales and maturities of investments	4	—

Cash (used for) provided by investing activities	12	(21)

Financing Activities
Net transfers from parent	88	437
Changes in short-term notes payable	(1)	1
Payments on long-term debt	(1)	(2)

Cash provided by financing activities	86	436

Summary
Decrease in cash and cash equivalents	(21)	(42)
Cash and cash equivalents at beginning of period	58	106

Cash and cash equivalents at end of period	$37	$64

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business

Combined Statements of Equity

In millions (Unaudited)	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Combined Equity
2018
Balance at December 31, 2017	$5,405	$(797)	$41	$4,649

Net Income	122	—	11	133
Other comprehensive income	—	35	—	35
Net transfers from parent	437	—	—	437

Balance at March 31, 2018	$5,964	$(762)	$52	$5,254

2019
Balance at December 31, 2018	$5,893	$(858)	$24	$5,059

Net Income	90	—	6	96
Other comprehensive loss	—	(1)	—	(1)
Net transfers from parent	88	—	—	88

Balance at March 31, 2019	$6,071	$(859)	$30	$5,242

See Notes to the Combined Financial Statements

The Dow Agricultural Sciences Business

Notes to the Combined Financial Statements

NOTE 1 - DESCRIPTION OF THE BUSINESS

The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses related to the Agricultural Sciences Business (the “Business”) of The Dow Chemical Company (“Dow” or the “Company”). Effective August 31, 2017, Dow and E. I. du Pont de Nemours and Company (“DuPont”) each merged with subsidiaries of DowDuPont Inc. (“DowDuPont”) and, as a result, Dow and DuPont became subsidiaries of DowDuPont. The Business leverages the Company’s technology, customer relationships and industry knowledge to improve the quantity, quality and safety of the global food supply and the global production agriculture industry. Land available for worldwide agricultural production is increasingly limited so production growth will need to be achieved principally through improving crop yields and productivity. The Business serves the global production agriculture industry with crop protection products for weed control, disease control and insect control offerings for foliar or soil application or as a seed treatment. It is also a global leader in providing seed/plant biotechnology products and technologies to improve the productivity and profitability of its customers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements present the results of operations, financial position, and cash flows of the Business and have been derived from the consolidated financial statements and accounting records of Dow using the historical results of operations and historical basis of assets and liabilities of the Business. The combined financial statements of the Business have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and accounted for as a private company. Investments in nonconsolidated affiliates (20-50 percent owned companies, joint ventures and partnerships) are accounted for using the equity method.

The combined statements of income and comprehensive income include allocations of certain expenses for services from Dow, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on the basis of headcount or other measures. The Business considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Business would have incurred as a stand-alone company. The amount of actual costs that may have been incurred if the Business was a stand-alone company would depend on a number of factors, including the Business’s chosen organizational structure, what functions were outsourced or performed by the Business employees, and strategic decisions made in areas such as information technology and infrastructure.

All debt costs incurred by the Business have been recorded in the combined financial statements.

As a direct ownership relationship did not exist among the various operations comprising the Business, a “Net parent investment” account is shown in lieu of stockholders’ equity in the combined financial statements. All significant transactions between Dow and the Business have been included in the combined financial statements and were settled for cash through Dow’s centralized cash management system. The total net effect of the settlement of these related party transactions is reflected in the combined statements of cash flows as a financing activity and net parent investment in the combined balance sheet.

Adoption of Accounting Standards

In the first quarter of 2019, the Business adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842),” and associated ASUs related to Topic 842. See Notes 3 and 11 for additional information. The business added a significant accounting policy for leases as a result of the adoption of Topic 842:

Leases

The Business determines whether a contract contains a lease at contract inception. A contract contains a lease if there is an identified asset and the Business has the right to control the asset.

Operating lease right-of-use (“ROU”) assets represent the Business’s right to use an underlying asset for the lease term, and lease liabilities represent the Business’s obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Business uses the incremental borrowing rate (“IBR”) in determining the present value of lease payments, unless the implicit rate is readily determinable. If lease terms include options to extend or terminate the lease, the ROU asset and lease liability are measured based on the reasonably certain decision. Leases with a term of 12 months or less at the commencement date are not recognized on the balance sheet and are expensed as incurred.

The Business has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all classes of leased assets for which the Business is the lessee. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the combined statements of income, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For finance leases, interest expense is recognized on the lease liability and the ROU asset is amortized over the lease term.

Some leasing arrangements require variable payments that are dependent upon usage or output, or may vary for other reasons, such as insurance or tax payments. Variable lease payments are recognized as incurred and are not presented as part of the ROU asset or lease liability.

NOTE 3 - RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In the first quarter of 2019, the Business adopted ASU 2016-02, “Leases (Topic 842),” and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements will depend on its classification as a finance or operating lease. In addition, the new guidance requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from legacy U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance in Topic 606, issued in 2014. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption was permitted.

The Business adopted Topic 842 using the modified retrospective transition approach, applying the new standard to leases existing at the date of initial adoption. The Business elected to apply the transition requirements at the effective date rather than at the beginning of the earliest comparative period presented with a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption, and prior periods were not restated. In addition, the Business elected to apply the package of practical expedients permitted under the transition guidance which does not require reassessment of prior conclusions, lease classification and initial direct lease costs. The Business did not elect to use the hindsight practical expedient in determining the lease term or assessing impairment of ROU assets. Adoption of the new standard resulted in the recording of lease assets and liabilities of $250 million at January 1, 2019. The adoption of the new guidance did not have a material impact on the Business’s combined statements of income and had no impact on cash flows. See Note 11 for additional information.

Accounting Guidance Issued But Not Adopted at March 31, 2019

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement,” which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify and add certain disclosure requirements related to fair value measurements covered in Topic 820, “Fair Value Measurement.” The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented. The Business is currently evaluating the impact of adopting this guidance.

In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract,” which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in Topic 350, “Intangibles - Goodwill and Other” to determine which implementation costs to capitalize as assets or expense as incurred. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted and an entity can elect to apply the new guidance on a prospective or retrospective basis. The Business is currently evaluating the impact of adopting this guidance.

NOTE 4 - REVENUE

Revenue Recognition

The majority of the Business’s revenue is derived from product sales. In the three months ended March 31, 2019, 99 percent (99 percent in the three months ended March 31, 2018) of the Business’s revenue related to product sales with the remaining balance primarily related to the licensing of patents and technologies. Product sales consist of sales of the Business’s products to manufacturers, distributors and farmers and considers order confirmations or purchase orders, which in some cases are governed by master supply agreements, to be contracts with a customer. The Business enters into licensing arrangements in which it licenses certain rights of its patents and technology to customers. Revenue from Business’s licenses for patents and technology is derived from sales-based royalties and licensing arrangements based on billing schedules established in each contract.

Remaining Performance Obligations

Remaining performance obligations represent the transaction price allocated to unsatisfied or partially unsatisfied performance obligations. At March 31, 2019, the Business had remaining performance obligations related to material rights granted to customers for contract renewal options of $100 million ($102 million at December 31, 2018). The Business expects revenue to be recognized for the remaining performance obligations over the next one to six years.

The remaining performance obligations are for product sales that have expected durations of one year or less or variable consideration attributable to royalties for licenses of patents and technology.

Disaggregation of Revenue

The Business disaggregates its revenue from contracts with customers by principal product group and geographic region, as the Business believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows. See details in the table below:

Net Trade Revenue by Principal Product Group

	Three Months Ended	Three Months Ended
In millions	Mar 31, 2019	Mar 31, 2018
Crop Protection	$1,122	$1,112
Seed	327	371

Total	$1,449	$1,483

Net Trade Revenue by Geographic Region

	Three Months Ended	Three Months Ended
In millions	Mar 31, 2019	Mar 31, 2018
US & Canada	$616	$723
EMEA[1]	469	443
Asia Pacific	152	133
Latin America	212	184

Total	$1,449	1,483

1.	Europe, Middle East and Africa.

Contract Balances

The Business receives payments from customers based upon contractual billing schedules. Accounts receivable are recorded when the right to consideration becomes unconditional. Contract assets include amounts related to Business’s contractual right to consideration for completed performance obligations not yet invoiced. Contract liabilities include payments received in advance of performance under the contract and are realized when the associated revenue is recognized under the contract. “Contract liabilities - current” primarily reflects deferred revenue from prepayments from customers for product to be delivered in 12 months or less. “Contract liabilities - noncurrent” includes advance payments that the Business has received from customers related to long-term supply agreements and royalty payments that are deferred and recognized over the life of the contract.

Revenue recognized in the first three months of 2019 from amounts included in contract liabilities at the beginning of the period was approximately $8 million (approximately $8 million in the first three months of 2018). In the first three months of 2019, the amount of contract assets reclassified to receivables as a result of the right to the transaction consideration becoming unconditional was insignificant (insignificant in the first three months of 2018).

The following table summarizes the contract balances at March 31, 2019 and December 31, 2018:

Contract Balances

In millions	Mar 31, 2019	Dec 31, 2018
Accounts and notes receivable - trade	$2,082	$1,985
Contract assets - current[1]	18	18
Contract assets - noncurrent[2]	46	46
Contract liabilities - current[3]	30	31
Contract liabilities - noncurrent[4]	70	72

1.	Included in “Other current assets” in the combined balance sheets.
2.	Included in “Deferred charges and other assets” in the combined balance sheets.
3.	Included in “Accrued and other current liabilities” in the combined balance sheets.
4.	Included in “Other noncurrent obligations” in the combined balance sheets.

NOTE 5 - RESTRUCTURING AND ASSET RELATED CHARGES

DowDuPont Agriculture Division Restructuring Program

During the fourth quarter of 2018 and in connection with the ongoing integration activities, DowDuPont approved restructuring actions to simplify and optimize certain organizational structures within the Business in preparation for its intended separation as a standalone company. For the three months ended March 31, 2019, the Business recorded a favorable adjustment of $4 million to the severance and related benefit costs reserve. The impact of this adjustment is shown as “Restructuring and asset related charges - net” in the combined statements of income. The Business expects actions related to the Business to be substantially complete by mid-2019.

The Business recorded pretax restructuring charges of $21 million inception-to-date under the Agriculture Division Program, consisting of severance and related benefit costs of $20 million and asset write-downs and write-offs of $1 million. The following table summarizes the activities related to the DowDuPont Agriculture Division Restructuring Program:

The following table summarizes the activities related to the Business.

DowDuPont Agriculture Division Restructuring Program

In millions	Severance and Related Benefit Costs	Asset Write- downs and Write-offs	Total
2018 Restructuring Charges	$24	$1	$25

Charges against the reserve	—	(1)	(1)
Cash payments	(1)	—	(1)

Reserve balance at December 31, 2018	$23	$—	$23

Adjustments to the reserve	(4)	—	(4)
Cash payments	(8)	—	(8)

Reserve balance at Mar 31, 2019	$11	$—	$11

DowDuPont Cost Synergy Program

In September and November 2017, DowDuPont approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”) which was designed to integrate and optimize the organization following the Merger and in preparation for the business separations. For the three months ended March 31, 2019, the Business recorded pretax restructuring charges of $53 million, consisting of severance and related benefit costs of $10 million, asset write-downs and write-offs of $24 million and costs associated with exit and disposal activities of $19 million. For the three months ended March 31, 2018, the Business recorded pretax restructuring charges of $71 million, consisting of severance and related benefit costs of $27 million, asset write-downs and write-offs of $43 million and costs associated with exit and disposal activities of $1 million. The impact of these charges is shown as “Restructuring and asset related charges - net” in the combined statements of income. The Business expects actions related to the Synergy Program to be substantially complete by the end of 2019.

The Business recorded pretax restructuring charges of $511 million inception-to-date under the Synergy Program, consisting of severance and related benefit costs of $105 million, asset write-downs and write-offs of $287 million and costs associated with exit and disposal activities of $119 million.

The following table summarizes the activities related to the Synergy Program.

Synergy Program

In millions	Severance and Related Benefit Costs	Asset Write- downs and Write-offs	Cost Associated with Exit and Disposal Activities	Total
Reserve balance at Dec 31, 2018	$36	$—	$60	$96

Adjustments to the reserve	10	24	19	53
Charges against the reserve	—	(24)	—	(24)
Cash payments	(26)	—	(8)	(34)

Reserve balance at March 31, 2019	$20	$—	$71	$91

NOTE 6 - SUPPLEMENTARY INFORMATION

The Business uses “Sundry income (expense) - net” to record a variety of income and expense items such as foreign currency exchange gains and losses, interest income, dividends from investments, gains and losses on sales of investments and assets, non-operating pension and other postretirement benefit plan credits or costs, and certain litigation matters. For the three months ended March 31, 2019, “Sundry income (expense) - net” was expense of $4 million compared with income of $6 million for the three months ended March 31, 2018.

During March 2019, the Business completed the sale of its ownership interest in Barenbrug Holding B.V., a nonconsolidated affiliate. The Business received pretax proceeds of $21 million, net of costs to sell and other transaction expenses. The Business recorded a pretax loss of $24 million on the sale, which is included in “Sundry income (expense) - net” in the combined statements of income.

Accounts Payable - Other

“Accounts Payable - Other” was $842 million at March 31, 2019 and $797 million at December 31, 2018, which included Accounts Payable - Trade Promotion of $536 million at March 31, 2019 and $380 million at December 31, 2018. Accounts Payable - related party companies was $73 million at March 31, 2019 and $166 million at December 31, 2018. No other component of “Accounts Payable: Other” was more than 5 percent of total current liabilities.

Accrued and Other Current Liabilities

“Accrued and other current liabilities” were $527 million at March 31, 2019 and $665 million at December 31, 2018, which included customer prepayments of $158 million at March 31, 2019 and $305 million at December 31, 2018. No other component of accrued liabilities was more than 5 percent of total current liabilities.

Other Noncurrrent Obligations

“Other noncurrent obligations” were $183 million at March 31, 2019 and $202 million at December 31, 2018 including deferred cash award accrual, environmental clean-up accrual, long-term accounts payable, and noncurrent deferred income. No component of other noncurrent obligations was more than 5 percent of total liabilities.

NOTE 7 - INCOME TAXES

During the periods presented, the Business’s operations are included in the consolidated U.S. federal, certain state and local and foreign income tax returns filed by DowDuPont, where applicable. The Business also files certain separate state and local and foreign income tax returns. The income tax provision (benefit) included in these Combined Financial Statements has been calculated using the separate return basis, as if the Business entities filed separate tax returns. It is possible that the Business will make different tax accounting elections and assertions subsequent to separation. Therefore, the Business’s income taxes, as presented in the Combined Financial Statements, may not be indicative of the income taxes that the Business will generate in the future. In jurisdictions where the Business has been included in tax returns filed by DowDuPont, any income taxes payable resulting from the related income tax provisions have been reflected in the balance sheet within “Net Parent Investment.” Income taxes paid may contain amounts that are settled as deemed contributions or distributions with Parent.

The effective income tax rate for the three months ended March 31, 2019 was 45.2 percent compared to 28.4 percent for the three months ended March 31, 2018. The effective tax rates for these periods are based on the current estimate of full year results including the effect of taxes related to discrete events which are recorded in the interim period in which they occur. The effective income tax rate for the three months ended March 31, 2019 was favorably impacted by the geographic mix of earnings and unfavorably impacted by tax impacts related to spin preparation activities, including a one-time $23 million tax related to various transactions in connection with the separation of the Agricultural Sciences business, non-deductible restructuring costs, certain provisions in the Tax Cuts and Jobs Act (“The Act”) related to taxability of foreign earnings, and discrete income tax charges for foreign exchange. The effective tax rate for the three months ended March 31, 2018 was unfavorably impacted by non-deductible restructuring costs and certain provisions in The Act related to the taxability of foreign earnings

Each year the Business files tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the Business. As a result, there is an uncertainty in income taxes recognized in the Business’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on the Business’s results of operations.

NOTE 8 - INVENTORIES

The following table provides a breakdown of inventories:

Inventories

	Mar 31,	Dec 31,
In millions	2019	2018
Finished goods	$1,024	$863
Work in process	714	737
Raw materials	156	162
Supplies	49	49

Total inventories	$1,943	$1,811

NOTE 9 - ACCOUNTS RECEIVABLE

The Business’s trade accounts receivable for the periods presented were subject to inclusion in Dow’s various trade accounts receivable securitization programs. This program has historically sold account receivables of select entities on a revolving basis to certain multi-seller commercial paper conduit entities. The loss on the sale of receivables is recorded as interest expense by Dow; none of this loss is allocated to the Business. In 2017, Dow held a beneficial interest in certain conduits that were recorded as an asset on Dow’s balance sheet. This asset is considered part of Dow’s centralized cash and debt management activities, and as such, no portion of the asset has been allocated to the Business. In the fourth quarter of 2017, Dow suspended further sales of trade accounts receivable through these facilities and began reducing outstanding balances through collections of trade accounts receivable previously sold to such conduits. In September 2018, the North American facilities were amended and the terms of the agreements changed from off-balance sheet arrangements to secured borrowing arrangements. The Business transfers its North American’s accounts receivable to a Dow special purpose entity that is considered part of Dow’s centralized cash and debt management activities. Trade accounts receivable derecognized from the combined balance sheet of the Business were $2 million at March 31, 2019 and $5 million at December 31, 2018.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These obligations are included in “Accrued and other current liabilities” and “Other noncurrent obligations” in the combined balance sheet. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the Business has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately two and a half times that amount. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the Business’s results of operations, financial condition and cash flows. It is the opinion of the Business’s management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the Business’s results of operations, financial condition or cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration. The Business had accrued obligations of $32 million as of March 31, 2019 and $31 million at December 31, 2018 for probable environmental remediation and restoration costs.

Litigation

The Business is party to a number of claims and lawsuits arising out of the normal course of business with respect to product liability, patent infringement, governmental regulation, contract and commercial litigation, and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested. The Business participates in an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies may provide coverage that could be utilized to minimize the financial impact. It is the opinion of the Business’s management that the possibility is remote that the aggregate of all such other claims and lawsuits will have a material adverse impact on the results of operations, financial condition and cash flows of the Business.

The Business insured certain litigation matters through the Dow’s insurance company. Litigation liability was $80 million and $75 million included in “Accrued and other current liabilities” and “Other noncurrent obligations” at March 31, 2019 and December 31, 2018 respectively. Insured litigation receivables were $67 million and $68 million included in “Accounts and notes receivable - other” at March 31, 2019 and December 31, 2018 respectively.

Guarantees

The following table provides a summary of final expiration, maximum future payments and recorded liability reflected in the balance sheet for guarantees:

Guarantees

	Mar 31, 2019			Dec 31, 2018
In millions	Final Expiration	Maximum Future Payments	Recorded Liability	Final Expiration	Maximum Future Payments	Recorded Liability
Guarantees	2020	241	3	2020	$250	4

Guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates when the Business undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. With guarantees, such as financial contracts, non-performance by the guaranteed party triggers the obligation of the Business to make payments to the beneficiary of the guarantee. The Business’s current expectation is that future payment or performance related to the non-performance of others is considered remote.

NOTE 11 - LEASES

Operating lease ROU assets are included in “Operating lease right-of-use assets” while finance lease ROU assets are included in “Net property” in the combined balance sheets. With respect to lease liabilities, operating lease liabilities are included in “Operating lease liabilities - current” and “Operating lease liabilities - noncurrent,” and finance lease liabilities are included in “Long-term debt due within one year” and “Long-Term Debt” in the combined balance sheets.

The Business routinely leases sales and administrative offices, production facilities, warehouses and tanks for product storage, motor vehicles, railcars, computers and equipment. Some leases contain renewal provisions, purchase options and escalation clauses and the terms for these leased assets vary depending on the lease agreement. These leased assets have remaining lease terms that currently range from 1 to 44 years. See Notes 2 and 3 for additional information on leases.

The components of lease cost for operating and finance leases for the three months ended March 31, 2019 were as follows:

Lease Cost

In millions	Three Months Ended Mar 31, 2019
Operating lease cost	$16
Short-term lease cost	3
Variable lease cost	20

Total lease cost	$39

The following table provides supplemental cash flow information related to leases:

Other Lease Information

In millions	Three Months Ended Mar 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$16

The following table summarizes the lease-related assets and liabilities recorded in the combined balance sheets at March 31, 2019:

Lease Position

In millions	Balance Sheet Classification	Mar 31, 2019
Right-of-use assets obtained in exchange for lease obligations:
Operating leases[1]		$253

Assets
Operating lease assets	Operating lease right-of-use assets	$240
Finance lease assets	Property	7
Finance lease amortization	Accumulated depreciation	(6)

Total lease Assets		$241

Liabilities
Current
Operating	Operating lease liabilities - current	$49
Finance	Long-term debt due within one year	1
Noncurrent
Operating	Operating lease liabilities - noncurrent	191
Finance	Long-Term Debt	2

Total lease liabilities		$243

1.	Includes $250 million related to the adoption of Topic 842. See Note 2 for additional information.

Lease Term and Discount Rate

Mar 31, 2019
Weighted-average remaining lease term
Operating leases	10 years
Finance leases	3 years
Weighted-average discount rate
Operating leases	4.28%
Finance leases	3.39%

The following table provides the maturities of lease liabilities at March 31, 2019:

Maturities of Lease Liabilities at Mar 31, 2019

In millions	Operating Leases	Finance Leases
2019	$46	$1
2020	48	1
2021	38	—
2022	32	—
2023	30	—
2024 and thereafter	115	1

Total future undiscounted lease payments	$309	$3

Less imputed interest	69	—

Total present value of lease liabilities	$240	$3

At March 31, 2019, the Business did not have outstanding leases which had not yet commenced.

Future minimum lease payments for operating leases accounted for under ASC 840, “Leases,” with remaining non-cancelable terms in excess of one year at December 31, 2018 were as follows:

Minimum Lease Commitments at Dec 31, 2018

In millions
2019	$31
2020	27
2021	21
2022	18
2023	15
2024 and thereafter	31

Total	$143

The Business provides guarantees related to certain leased assets, specifying the residual value that will be available to the lessor at lease termination through the sale of the assets to the lessee or third parties. The following table provides a summary of the final expiration, maximum future payment and recorded liability reflected in the combined balance sheets for residual value guarantees at March 31, 2019. There was no recorded liability related to these residual value guarantees at March 31, 2019, as payment of such residual value guarantees was not determined to be probable. The lease agreements do not contain any material restrictive covenants.

Lease Guarantees

	Mar 31, 2019
In millions	Final Expiration	Maximum Future Payments	Recorded Liability
Residual value guarantees	2020	$119	$—

NOTE 12 - ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table provides an analysis of the changes in accumulated other comprehensive loss for the three months ended March 31, 2019 and 2018:

Accumulated Other Comprehensive Loss

In millions	Cumulative Translation Adj	Pension and Other Postretirement Benefits	Accum Other Comp Loss
2018
Balance at January 1, 2018	$(763)	$(34)	$(797)
Other comprehensive income (loss) before reclassifications	33	—	33
Amounts reclassified from accumulated other comprehensive income (loss)	—	2	2

Net other comprehensive income (loss)	$33	$2	$35

Balance at March 31, 2018	$(730)	$(32)	$(762)

2019
Balance at January 1, 2019	$(828)	$(30)	$(858)
Other comprehensive income (loss) before reclassifications	(4)	—	(4)
Amounts reclassified from accumulated other comprehensive income (loss)	—	3	3

Net other comprehensive income (loss)	$(4)	$3	$(1)

Balance at March 31, 2019	$(832)	$(27)	$(859)

The tax effects on the net activity related to each component of other comprehensive income (loss) for the three months ended March 31, 2019 and 2018 were as follows:

Tax Benefit (Expense)

	Three Months Ended
	Mar 31,	Mar 31,
In millions	2019	2018
Cumulative translation adjustments	$—	$—
Pension and other postretirement benefit plans	(1)	—

Total benefit (expense) from income taxes related to other comprehensive income (loss) items	$(1)	$—

NOTE 13 - NONCONTROLLING INTERESTS

Ownership interests in the Business’s subsidiaries held by parties other than the Business are presented separately from the Business equity in the combined balance sheet as “Noncontrolling interests.” The amount of combined net income attributable to the Business and the noncontrolling interests are both presented on the face of the combined statements of income and comprehensive income.

The following table summarizes the activity for equity attributable to noncontrolling interests for the three months ended March 31, 2019 and 2018:

Noncontrolling Interests

	Three Months Ended
In millions	Mar 31, 2019	Mar 31, 2018
Balance at January 1	$24	$41
Net income attributable to noncontrolling interests	6	11

Balance at end of period	$30	$52

NOTE 14 - PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

During the three months ended March 31, 2019, the Business recorded operating costs of $1 million and non-operating costs of $1 million related to its significant pension plans. During the three months ended March 31, 2018, the Business recorded operating costs of $1 million and non-operating costs of $1 million related to its significant pension plans.

On January 1, 2018, the Business adopted ASU 2017-07, which impacted the presentation of the components of net periodic benefit cost in the combined statements of income. Net periodic benefit cost, other than the service cost component, (“non-operating costs”) is retrospectively included in “Sundry income (expense) – net” in the consolidated statements of income.

NOTE 15 - FAIR VALUE MEASUREMENTS

As part of the Synergy Program, the Business has or will shut down a number of manufacturing, R&D and corporate facilities around the world. Manufacturing facilities and related assets and R&D facilities associated with this plan were written down to zero. During the first three months of 2019, impairment charges related to the Synergy Program of $24 million were recognized. During the first three months of 2018, impairment charges related to the Synergy Program of $43 million were recognized. Impairment charges were included in “ Restructuring and asset related charges - net” in the combined statements of income. See Note 5 for additional information on the Business’s restructuring activities.

NOTE 16 - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2019 and March 31, 2018, the Business purchased products used in production from Dow in the amount of $32 million and $35 million respectively.

Effective with the Merger, the Business reports transactions with DuPont and its affiliates as related party transaction. The following table presents amounts due to or due from DuPont and its affiliates at March 31, 2019 and December 31, 2018:

Balances Due To or Due From DuPont and its Affiliates

In millions	Mar 31, 2019	Dec 31, 2018
Accounts and notes receivable - Other	$121	$104
Accounts payable - Other	$73	$171

The following table presents revenue earned and expenses incurred related to transactions with DuPont and its affiliates:

Sales to DuPont and its Affiliates

	Three Months Ended
In millions	Mar 31, 2019	Mar 31, 2018
Net sales	$75	$16
Cost of sales	$57	$13

NOTE 17 - SUBSEQUENT EVENTS

On April 1, 2019, DowDuPont completed the previously announced separation of its materials science business. As a result of the separation, Dow Inc. is now an independent, publicly traded company and Dow Inc. common stock is listed on the New York Stock Exchange under the symbol “DOW.” The Business became a wholly owned subsidiary of DowDuPont beginning on April 1, 2019 as a result of the separation. On May 2, 2019, DowDuPont conveyed the Business to DuPont.

Other than those described in the notes to the financial statements, no events have occurred after March 31, 2019, but before May 31, 2019, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the financial statements.